Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-177556 on Form S-3 of our report dated March 11, 2011, relating to the financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 15, 2011